Exhibit 10.2

EDGEMODE, INC.

December 10, 2025

Attention: Charlie Faulkner

Re: Salary Conversion

Dear Executive,

Edgemode, Inc. (the “Company”), in full consideration of the Executive’s agreement to convert $386,000 of accrued salary (the “Conversion Amount”) under that certain Employment Agreement dated January 31, 2022, as amended, hereby issues the Executive one share of Series D Preferred Stock of the Company (the “Conversion Shares”) and the Executive accepts the Conversion Shares in full satisfaction of the Conversion Amount.

Very truly yours,

/s/ Simon Wajcenberg

Simon Wajcenberg, Chief Financial Officer

AGREED TO AND ACCEPTED:

Executive

/s/ Charlie Faulkner

Charlie Faulkner, Chief Executive Officer